As filed with the Securities and Exchange Commission on November 28, 2011
Registration No. 333-139348 Registration No. 333-39982	Registration No. 033-63107 Registration No. 033-63105

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-139348
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-39982
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-63107
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-63105

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________________________

DPL INC.
(Exact Name of Registrant as Specified in Its Charter)
___________________________________
Ohio (State or Other Jurisdiction of Incorporation or Organization)	31-1163136 (I.R.S. Employer Identification No.)
1065 Woodman Drive Dayton, Ohio (Address of Principal Executive Offices)	45432 (Zip Code)
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DPL Inc. 2006 Equity and Performance Incentive Plan
DPL Inc. Stock Option Plan
The Dayton Power And Light Company Savings Plan For Collective Bargaining Employees
The Dayton Power And Light Company Employee Savings Plan
(Full Titles of Plans)
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Arthur G. Meyer
Senior Vice President and General Counsel
DPL Inc.
1065 Woodman Drive
Dayton, Ohio
(Name and Address of Agent For Service)
(937) 224-6000
(Telephone Number, Including Area Code, of Agent For Service)
___________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☑	Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Amendment”) is being filed to deregister all shares of common stock, par value $0.01 per share (the “Common Stock”), of DPL Inc. (the “Company”)  registered on the Registration Statements on Form S-8 (collectively, the “Registration Statements”) listed below which were previously registered (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim) and have not been sold or otherwise issued as of the date of filing this Amendment:

•
Registration Statement No. 333-139348, which was filed with the Securities and Exchange Commission (the “SEC”) on December 14, 2006, registering (i) 4,500,000 shares of Common Stock and (ii) such indeterminate number of shares of Common Stock as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions, for the DPL Inc. 2006 Equity and Performance Incentive Plan.

•	Registration Statement No. 333-39982, which was filed with the SEC on June 23, 2000, registering 8,000,000 shares of Common Stock for the DPL Inc. Stock Option Plan.

•
Registration Statement No. 033-63107, which was filed with the SEC on September 29, 1995, registering 350,000 shares of Common Stock for The Dayton Power And Light Company Savings Plan For Collective Bargaining Employees, as well as an indeterminate amount of interests to be offered or sold pursuant to such plan.

•
Registration Statement No. 033-63105, which was filed with the SEC on September 29, 1995, registering 300,000 shares of Common Stock for The Dayton Power And Light Company Employee Savings Plan, as well as an indeterminate amount of interests to be offered or sold pursuant to such plan.

On November 28, 2011, pursuant to the Agreement and Plan of Merger dated as of April 19, 2011, by and among the Company, The AES Corporation (“AES”), and Dolphin Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of AES (the “Merger Agreement”), Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of AES (the “Merger”). As a result of the Merger, each outstanding share of Common Stock, together with the associated preferred share purchase rights under the Shareholder Rights Plan (other than shares of Common Stock owned by AES, Merger Sub, the Company or its subsidiaries) was cancelled and, except for shares of Common Stock for which dissenters rights were properly exercised, automatically converted into the right to receive $30.00 per share in cash without interest.

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to its existing registration statements, including the Registration Statements.  In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton, State of Ohio, on this 28th day of November, 2011.

DPL INC.

By:   /s/  Arthur G. Meyer
Name:  Arthur G. Meyer
Title:  Senior Vice President and General Counsel